Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Advanced Series Trust:

We consent to the references to our firm under the headings “Other Service Providers” and “Financial Statements” in the statement of additional information.

New York, New York

February 6, 2013